Exhibit 23.3

First Financial Bank Building 400 Pine Street, Ste. 600, Abilene, TX 79601 325.672.4000 / 800.588.2525 / f: 325.672.7049 www.dkcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 24, 2017, relating to the consolidated financial statements of Eagle Bancorp Montana, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the year ended December 31, 2016 filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in the prospectus.

Certified Public Accountants

Abilene, Texas
November 9, 2017